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                                                                Exhibit 10.31


                                  ALFIN, INC.
                                720 FIFTH AVENUE
                               NEW YORK, NY 10019

                                                        November 8, 1996


Ms. Adrienne Newman
2 East End Avenue
Penthouse C
New York, NY 10021

Dear Ms. Newman:

        This letter sets forth our agreement with respect to the sale of Adrien Arpel cosmetic products and kits on The Home Shopping Network ("HSN") solely in connection with the HSN shows scheduled for November 14-18, 1996, December 12-16, 1996 and January 23-27, 1997 (collectively, the "HSN Shows") as follows:

        1. Adrienne Newman ("Newman") will appear as the selling host on the HSN Shows for Adrien Arpel, Inc. ("Arpel") and will take all steps necessary to prepare for and put on such HSN Shows consistent with her past practice for Arpel. Newman will keep Alfin, Inc. (the "Company") and Arpel informed on a regular basis with respect to the preparations and status of the HSN Shows.

        2. As compensation for her services described in paragraph 1 above, Newman (or her designee) will be paid by the Company in accordance with paragraph 7(d) of that certain Employment Agreement dated April 4, 1990 between Newman and the Company, as amended (the "Employment Agreement"); provided, however, that instead of the Company paying Newman directly for product sales related to the HSN shows, the Company will instruct HSN to divide whatever payment HSN owes to the Company in connection with such HSN Shows between the Company and Newman in accordance with paragraph 7(d) of the Employment Agreement. In no event will any such payments due Newman by the Company be delayed or withheld in the event of any litigation between the parties arising from the Employment Agreement.
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3.      Within two (2) business days of the date hereof, the Company will deliver a check to Parson & Brown (which Parson and Brown will deposit in its trust account) in the amount of $101,855.66 in recognition of past net sales payments due Newman by the Company under the Employment Agreement for the month of October 1996 only, which amount shall be net of the amount of $96,195 as Newman's payment for a certain diamond ring pursuant to an agreement between Newman and Arpel (as successor to the interests of Seligman and Latz, Inc.) dated July 25, 1985. On the first business day following Newman's appearances on the November 14-18 HSN Shows, Parson & Brown will deliver to Newman a check for $101,855.66 for the reasons set forth in the previous sentence.

4. In order to support Newman's efforts with respect to the HSN Shows, the Company will provide Newman with the following:

        a. Reimbursement in an amount not to exceed $22,500 for separate office space for the period from the date hereof through and including the January 27, 1997 HSN Show (the "Selling Period").

        b. Each of the Arpel staff listed below will be offered the opportunity to terminate his or her employment with Arpel or the Company, as the case may be, and to work for Newman or a corporation controlled by her. Any employee who remains at the Company or Arpel will be made available to Newman for the conduct of the HSN Shows during the Selling Period. During the Selling Period, the Company and/or Arpel will pay one-half of the payroll cost of each such employee who leaves the Company and/or Arpel as above described.

                (i)     Ann Johnson             (iv)    Susanne Dodd
                (ii)    Alan Isaacson           (v)     Rits Marlow
                (iii)   Lucy Peck

                Nothing in this agreement will be deemed to obligate the Company or Arpel to continue the employment of such staff after the Selling Period.

        c. Warehouse and computer support consistent with past practice during the Selling Period.



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5.      The parties hereby acknowledge that Newman is acting as an independent contractor and not an employee in the rendering of the services set forth herein.

6. Except as specifically set forth herein, this agreement confers no other rights, express or implied, to Newman with respect to any of the Company's or Arpel's assets, income, trademarks or products.

7. In performing her duties hereunder, Newman shall do all things necessary to maintain the goodwill and value of the Company, Arpel and its products.

8. This agreement will terminate automatically without notice by either party at the end of the Selling Period. Newman's right to receive any payments specifically due hereunder, however, will survive the termination of this agreement.

9. Notwithstanding anything to the contrary set forth herein, the parties each expressly reserve any rights and remedies available to them at law or in equity arising in connection with the termination of the Employment Agreement as set forth in Mark Kaplan's letter (on behalf of Newman) to the Company and Arpel dated October 25, 1996 and Albert Byer's response (on behalf of the Company and Arpel) to Mark Kaplan dated November 1, 1996 and expressly agree not to take any action to exercise such rights and remedies (by way of litigation against the other or otherwise) until after the Selling Period.

10. The Company has and will hold in abeyance any written notice terminating Newman for "good cause" under the Employment Agreement which would have otherwise been delivered to Newman until after the Selling Period, and notwithstanding anything to the contrary set forth herein, the Company reserves its right to deliver such written notice to Newman after the Selling Period.

11. During the Selling Period, neither party will communicate, orally or in writing, with the public, HSN, customers, retail stores selling Arpel products, employees of the Company or Arpel or the press any statements which could injure or disparage the other party's name or reputation. During the Selling Period, all material inquiries regarding Arpel products and the HSN Shows should be directed to the Company or Arpel.

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        12.     The parties agree that the terms of this agreement are
                confidential and shall not be disclosed except as required by applicable law or court order.

        13.     This agreement shall be governed by New York law.

        If the foregoing correctly states our agreement, please so indicate by signing below and returning an executed counterpart of this agreement to our attention.

                                                Very truly yours,

                                                ALFIN, INC.


                                                By: /s/ Elizabeth Payer
                                                   ----------------------------
                                                    Elizabeth Payer, President

ACCEPTED AND AGREED
this 8th day of November, 1996

    /s/ Adrienne Newman
---------------------------------
        Adrienne Newman



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